Exhibit 99

CDW Reports Second Quarter Results; Company Achieves Record Quarterly Sales, Net Income and Earnings per Share

    VERNON HILLS, Ill.--(BUSINESS WIRE)--July 19, 2005--CDW
Corporation (NASDAQ:CDWC):

    Second quarter of 2005 highlights:

    -- Average daily sales: $24.056 million, an increase of 11.3% year-over-year

    --  Sales: $1.540 billion, an increase of 11.3% year-over-year

    --  Net income: $67.1 million, an increase of 15.1% year-over-year

    -- Diluted earnings per share: $0.80, an increase of 19.4% year-over-year

    CDW Corporation (NASDAQ:CDWC) achieved record quarterly results for sales, net income and earnings per share in the second quarter of 2005.
    Second quarter sales totaled $1.540 billion, an increase of 11.3 percent compared to the second quarter of 2004. Second quarter net income was $67.1 million, an increase of 15.1 percent versus the second quarter of 2004. Diluted earnings per share were $0.80 in the second quarter of 2005, an increase of 19.4 percent compared to earnings per share of $0.67 in the second quarter of 2004.
    "Our second quarter results clearly demonstrate our ability to execute well, take market share and deliver profitable growth," said John A. Edwardson, chairman and chief executive officer. "Our consistent performance is due to our ability to leverage our differentiated business model that provides customers the best solutions the industry has to offer and the highest level of responsive service."
    Average daily sales for the second quarter of 2005 were $24.056 million compared to $21.608 million in the second quarter of 2004, representing an 11.3 percent increase. Total sales in the second quarter of 2005 were $1.540 billion compared to $1.383 billion in the prior period. The second quarter of 2005 and the second quarter of 2004 both had 64 billing days.

    -- Second quarter of 2005 average daily sales for the corporate sector were $18.240 million compared to $16.684 million, representing a 9.3 percent increase over last year. Total corporate sector sales in the second quarter of 2005 were $1.167 billion compared to $1.068 billion in the second quarter of 2004.

    -- Second quarter of 2005 average daily sales for the public sector were $5.816 million compared to $4.924 million, representing an 18.1 percent increase over last year. Total public sector sales in the second quarter of 2005 were $372.2 million compared to $315.1 million in the second quarter of 2004.

    -- In the second quarter of 2005 unit volume growth of more than 15 percent was achieved in notebook CPUs, desktop CPUs, server CPUs, software, data storage and video.

    -- Direct web sales were $423 million in the second quarter of 2005, representing a 14.4 percent increase compared to the same period a year ago, and comprised 27.4 percent of total sales.

    -- June 2005 average daily sales were $25.793 million, compared to $22.417 million in June 2004, representing a 15.1 percent increase. Total June 2005 sales were $567.4 million compared to $493.2 million in the prior period. June 2005 and June 2004 both had 22 billing days. Both the corporate and public sector segments generated growth in June 2005.

    Gross profit margin was 15.4 percent in the second quarter of 2005 compared to 15.5 percent in the same period of 2004. The decrease was primarily due to reduced customer charges for delivery, insurance and handling as a result of changes in these charges made in the first quarter of 2005 and a slightly lower level of vendor incentives as a percent of sales. These items were partially offset by an increase in advertising funds classified as a reduction of cost of sales in 2005.
    Selling and administrative expenses as a percentage of sales were
6.8 percent in both the second quarters of 2005 and 2004, and increased 11.9 percent in the second quarter of 2005 compared to the second quarter of 2004. The increase was due to increased expense for the additional profit-sharing contribution to the 401(k) plan of $1,000 per coworker announced earlier this year in conjunction with a modification to the company's stock option program, and increased payroll costs for a larger number of coworkers to support a larger and growing business.
    The effective tax rate for the second quarter of 2005 was 36.7 percent, compared to 39.7 percent for the second quarter of 2004. As previously announced, the company began collecting sales taxes from all taxable commercial customers effective April 1, 2005. In conjunction with collecting state sales taxes, the company will file state income tax returns for all of its legal entities in all states. Due to differences in state income tax provisions, including differences in how income is apportioned, the company's overall effective state income tax rate will be lower in 2005 compared to 2004. In the first quarter of 2005, the consolidated income tax rate was estimated at 38.9 percent for the year. Following additional revisions in the tax rate, the full-year 2005 effective rate is expected to be lower than originally forecasted. The tax rate for the second quarter of 2005 reflects an adjustment to the overall effective tax rate to arrive at a combined rate of 37.8 percent for the first six months of 2005, which is the rate the company currently expects for full-year 2005.
    During the second quarter of 2005, CDW repurchased 1.485 million shares of common stock at an average price of $55.29 per share for an aggregate purchase price of approximately $82 million. Under the current share repurchase program approved in April 2005 for the repurchase of 4.5 million shares, 3.0 million shares remain available for purchase. In addition, the Company paid an annual cash dividend of $0.43 per share to common stock shareholders on June 30, 2005, for a total amount of approximately $35 million. Including share repurchases of $130 million in the first quarter of 2005, total dollars returned to shareholders in the first six months of 2005 were approximately $247 million.
    The company plans to release July sales on Tuesday, August 9, 2005. July 2004 had 21 billing days and July 2005 will have 20 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R) (NASDAQ:CDWC), ranked No. 347 on the FORTUNE 500, is a leading provider of technology products and services for business, government and education. CDW is a principal source of technology from top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.
    CDW was founded in 1984 and today employs approximately 4,000 coworkers. In 2004, the company generated sales of $5.7 billion. CDW's direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company's award-winning CDW.com web site, customized CDW@work(TM) extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.
    A live web cast of CDW's management discussion of the second quarter of 2005 results will be available at www.cdw.com/investor. The web cast will begin today, July 19, 2005, at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.
    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.


                   CDW CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

               Three Months Ended June 30,  Six Months Ended June 30,
               ---------------------------  --------------------------
                   2005          2004           2005          2004
               -------------  ------------  ------------  ------------

Net sales       $ 1,539,595   $ 1,382,904   $ 3,014,677   $ 2,719,593
Cost of sales     1,302,117     1,168,374     2,550,770     2,300,600
               -------------  ------------  ------------  ------------

Gross profit        237,478       214,530       463,907       418,993

Selling and
 administrative
 expenses           105,325        94,096       207,563       190,162
Net advertising
 expense             29,665        25,287        56,126        43,504
               -------------  ------------  ------------  ------------

Income from
 operations         102,488        95,147       200,218       185,327

Interest income       3,989         2,076         7,168         3,913
Other expense,
 net                   (479)         (626)         (849)       (1,037)
               -------------  ------------  ------------  ------------

Income before
 income taxes       105,998        96,597       206,537       188,203

Income tax
 provision           38,937        38,322        78,079        74,635
               -------------  ------------  ------------  ------------

Net income      $    67,061   $    58,275   $   128,458   $   113,568
               =============  ============  ============  ============

Earnings per share:
     Basic      $      0.82   $      0.70   $      1.57   $      1.36
               =============  ============  ============  ============
     Diluted    $      0.80   $      0.67   $      1.52   $      1.30
               =============  ============  ============  ============

Weighted-average
 number of
 common shares
 outstanding:
     Basic           81,337        83,537        81,975        83,678
               =============  ============  ============  ============
     Diluted         83,737        86,778        84,521        87,028
               =============  ============  ============  ============

Dividends per
 share          $      0.43   $      0.36   $      0.43   $      0.36
               =============  ============  ============  ============



                   CDW CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                             June 30,     December 31,     June 30,
                               2005           2004           2004
                          -------------- -------------- --------------

Assets

Current assets:
  Cash, cash equivalents
   and marketable
   securities             $     510,006  $     478,197  $     378,693
  Accounts receivable,
   net of allowance for
   doubtful accounts
   of $9,879, $9,890 and
   $10,505 respectively         628,906        580,035        514,410
  Merchandise inventory         214,931        213,222        188,912
  Miscellaneous
   receivables                   28,829         24,364         27,924
  Deferred income taxes          13,718         13,718         12,147
  Prepaid expenses                4,632          6,901          2,854
                          -------------- -------------- --------------

     Total current assets     1,401,022      1,316,437      1,124,940

Marketable securities            70,364        125,426        226,583
Property and equipment,
 net                             81,368         68,595         63,950
Other assets                     10,626         10,477         15,583
                          -------------- -------------- --------------

        Total assets      $   1,563,380  $   1,520,935  $   1,431,056
                          ============== ============== ==============


Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable        $     281,170  $     167,877  $     199,381
  Accrued expenses and
   other current
   liabilities                  117,442        102,987        109,283
                          -------------- -------------- --------------

     Total current
      liabilities               398,612        270,864        308,664

Long-term liabilities            15,597          8,654          7,372

Minority interest                     -              -          2,374

Shareholders' equity:
     Total shareholders'
      equity                  1,149,171      1,241,417      1,112,646
                          -------------- -------------- --------------

        Total liabilities
         and shareholders'
         equity           $   1,563,380  $   1,520,935  $   1,431,056
                          ============== ============== ==============


Note: Certain prior period amounts have been reclassified to conform with the current period's presentation.



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)

                            Three Months Ended June 30, 2005
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales         $ 1,167,359  $   372,236  $          -  $ 1,539,595
                  ============ ============ ============= ============

Income from
 operations       $    89,143  $    21,412  $     (8,067) $   102,488
                  ============ ============ =============

Net interest
 income and other
 expense                                                        3,510
                                                          ------------

Income before
 income taxes                                             $   105,998
                                                          ============

Total assets      $   486,139  $   213,687  $    863,554  $ 1,563,380
                  ============ ============ ============= ============


                            Three Months Ended June 30, 2004
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales         $ 1,067,783  $   315,121  $          -  $ 1,382,904
                  ============ ============ ============= ============

Income from
 operations       $    85,481  $    15,617  $     (5,951) $    95,147
                  ============ ============ =============

Net interest
 income and other
 expense                                                        1,450
                                                          ------------

Income before
 income taxes                                             $    96,597
                                                          ============

Total assets      $   424,852  $   185,750  $    820,454  $ 1,431,056
                  ============ ============ ============= ============


Note: Segment information for the three months ended June 30, 2004 has been restated to conform with the revised segment reporting structure.



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)

                             Six Months Ended June 30, 2005
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales         $ 2,343,453  $   671,224  $          -  $ 3,014,677
                  ============ ============ ============= ============

Income from
 operations       $   179,721  $    36,545  $    (16,048) $   200,218
                  ============ ============ =============

Net interest
 income and other
 expense                                                        6,319
                                                          ------------

Income before
 income taxes                                             $   206,537
                                                          ============

Total assets      $   486,139  $   213,687  $    863,554  $ 1,563,380
                  ============ ============ ============= ============


                             Six Months Ended June 30, 2004
                  ----------------------------------------------------
                   Corporate      Public    Headquarters/
                     Sector       Sector        Other     Consolidated
                  ------------ ------------ ------------- ------------

Net sales         $ 2,156,905  $   562,688  $          -  $ 2,719,593
                  ============ ============ ============= ============

Income from
 operations       $   173,934  $    26,159  $    (14,766) $   185,327
                  ============ ============ =============

Net interest
 income and other
 expense                                                        2,876
                                                          ------------

Income before
 income taxes                                             $   188,203
                                                          ============

Total assets      $   424,852  $   185,750  $    820,454  $ 1,431,056
                  ============ ============ ============= ============


Note: Segment information for the six months ended June 30, 2004 has been restated to conform with the revised segment reporting structure.



                   CDW CORPORATION AND SUBSIDIARIES
                            OPERATING DATA

                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                          --------------------------------------------
                              2005       2004       2005       2004
                          --------------------------------------------
% of sales to commercial
 customers (1)                  98.8%      98.1%      98.7%      97.9%
Number of invoices
 processed                 1,634,854  1,556,292  3,276,182  3,206,300
Average invoice size          $1,012       $969       $987       $922
Direct web sales (000's)    $422,614   $369,575   $859,091   $731,362
Sales force, end of period     1,962      1,750      1,962      1,750
Annualized inventory
 turnover (2)                     25         23         24         24
Accounts receivable - days
 sales outstanding                37         34         38         34
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.
(2) Starting in the third quarter of 2004, annualized inventory turnover is computed on an average daily basis. Prior periods have been restated using the new method.


    CONTACT: CDW Corporation
             Cindy Klimstra (Investor Inquiries), 847-968-0268 or
             Gary Ross (Media Inquiries), 847-371-5048